NEWS RELEASE

FOR IMMEDIATE RELEASE                      Stock Symbol: BFSB
October 30, 2008                           Traded on Nasdaq Global Market

CONTACTS:
Angelo J. Di Lorenzo                       Richard A. Kielty
Vice Chairman and Chief Executive Officer  President and Chief Operating Officer
                                 (718) 855-8500


               BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES OPERATING
              RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED
           SEPTEMBER 30, 2008, A QUARTERLY CASH DIVIDEND OF $0.10 PER
                  SHARE AND A FOURTH STOCK REPURCHASE PROGRAM


BROOKLYN, N.Y. - October 30, 2008 - Brooklyn Federal Bancorp, Inc. (the "Company") (Nasdaq Global Market: BFSB), the holding company of Brooklyn Federal Savings Bank (the "Bank"), today reported net income of $1.5 million for the quarter ended September 30, 2008 compared to net income of $1.3 million for the same period in 2007. The Company reported basic and diluted earnings per common share of $0.12 for the quarter ended September 30, 2008 compared to basic and diluted earnings per common share of $0.10 for the quarter ended September 30, 2007.

On October 21, 2008 the Company's Board of Directors approved a cash dividend of $0.10 per share of common stock. The dividend will be paid to stockholders of record as of November 14, 2008, payable on November 28, 2008.

On October 8, 2008 the Company completed its third stock repurchase program. A total of 238,483 shares of the Company's common stock were repurchased, at an average cost of $12.58 per share, for a total cost of approximately $3.0 million. The Company's Board of Directors approved a fourth stock repurchase program for $2.0 million.

The Company also reported net income of $5.6 million for the twelve months ended September 30, 2008, an increase of $1.8 million, or 45.1%, compared to $3.8 million for the same period ended September 30, 2007. Basic and diluted earnings per common share were $0.43 for the twelve months ended September 30, 2008 and for the twelve months ended September 30, 2007 basic and diluted earnings per common share were $0.30 and $0.29, respectively.

Total assets at September 30, 2008 were $484.7 million, an increase of $94.3 million, or 24.1%, compared to total assets of $390.4 million at September 30, 2007. The increase was primarily due to increases in loans held-for-sale of $75.0 million, or 126.8%, to $134.2 million at September 30, 2008 from $59.2 million at September 30, 2007, net loans receivable of $13.6 million, or 6.1%, to $239.1 million at September 30, 2008 from $225.5 million at September 30, 2007, securities investments, which include securities available-for-sale and held-to-maturity, of $3.7 million, or 4.9%, to $81.7 million at September 30, 2008 from $78.0 million at September 30, 2007, Federal Home Loan Bank ("FHLB") of New York stock of $1.8 million, or 171.5%, to $2.8 million at September 30, 2008 from $1.0 million at September 30, 2007, cash and due from banks of $541,000, or 10.0%, to $5.9 million at September 30, 2008 from $5.4 million at September 30, 2007, other assets, which include accrued interest receivable, premises and equipment, bank owned life insurance and prepaid expenses and other assets of $2.0 million, or 11.3% to $19.5 million at September 30, 2008 from $17.5 million at September 30, 2007, offset in part by a decrease in investments in certificates of deposit of $2.5 million, or 64.1%, to $1.4 million at September 30, 2008 from $3.9 million at September 30, 2007.

Total deposits increased by $56.7 million, or 19.8%, to $343.9 million at September 30, 2008 from $287.2 million at September 30, 2007. The increase was primarily due to increases in certificates of deposit of $47.6 million, or 29.2%, to $210.4 million at September 30, 2008 from $162.8 million at September 30, 2007, other interest-bearing deposits, which includes savings accounts, NOW accounts and money market accounts, of $6.8 million, or 6.3%, to $115.1 million at September 30, 2008 from $108.3 million at September 30, 2007 and non-interest bearing deposits of $2.3 million, or 14.7%, to $18.3 million at September 30, 2008 from $16.0 million at September 30, 2007. Total borrowings, which represent short-term and long-term FHLB of New York advances, increased by $34.9 million, or 377.2%, to $44.2 million at September 30, 2008 from $9.3 million at September 30, 2007. The primary reason for this increase was to fund our increased loan originations. Advance payments by borrowers for taxes and insurance, accrued expenses and other liabilities increased by $1.6 million, or 17.3%, to $10.3 million at September 30, 2008 from $8.7 million at September 30, 2007. Stockholders' equity increased by $1.0 million, or 1.2%, to $86.3 million at September 30, 2008 from $85.3 million at September 30, 2007. The increase was primarily due to the net income, offset in part by the stock repurchase programs and the payments of cash dividends.

COMPARISON OF OPERATING RESULTS FOR THE QUARTERS ENDED
SEPTEMBER 30, 2008 AND 2007

Total net interest income before provision for loan losses increased $1.1 million, or 27.4%, to $5.2 million for the quarter ended September 30, 2008 compared to $4.1 million for the quarter ended September 30, 2007. The primary reasons for the increase was increased interest income for the quarter ended September 30, 2008 of $1.1 million, or 16.3%, to $7.8 million compared to $6.7 million for the comparable quarter in 2007 and decreased interest expense of $28,000, or 1.1%, to $2.6 million for both the quarters ended September 30, 2008 and 2007.

The average balance of net loans, including loans held-for-sale, increased $75.6 million, or 26.3%, to $362.5 million for the quarter ended September 30, 2008 compared to $286.9 million for the quarter ended September 30, 2007. The total average balance of the Company's securities and other interest-earning assets decreased $1.5 million, or

1.7%, to $88.2 million for the quarter ended September 30, 2008 compared to $89.7 million for the comparable period in 2007. The Company continued to deploy the funds from repayments in its securities portfolio, net deposit inflows and borrowing proceeds primarily into mortgage loan products. The average balance of total interest-earning assets increased $74.0 million, or 19.7%, to $450.6 million for the quarter ended September 30, 2008 compared to $376.6 million for the comparable quarter in 2007. The average yield on total interest-earning assets decreased 20 basis points to 6.89% for the quarter ended September 30, 2008 compared to 7.09% for the comparable period in 2007. The average balance of deposits, which includes savings accounts, money market, NOW accounts and certificates of deposit, increased by $51.7 million, or 19.4%, to $318.2 million for the quarter ended September 30, 2008 compared to $266.5 million for the same quarter in 2007. The average balance of borrowings, which includes short and long term advances from the FHLB of New York, increased by $20.4 million, or 117.8%, to $37.7 million for the quarter ended September 30, 2008 compared to $17.3 million for the quarter ended September 30, 2007. The primary reason for this increase was to fund our loan portfolio originations. The average cost of total interest-bearing liabilities decreased 77 basis points to 2.90% for the quarter ended September 30, 2008 from 3.67% for the same quarter in 2007.

The loan loss provision increased by $241,000, to $286,000 for the quarter ended September 30, 2008 from $45,000 for the quarter ended September 30, 2007. The primary reason for this increase was increased mortgage loan production.

Non-interest income decreased by $557,000, or 52.8%, to $498,000 for the quarter ended September 30, 2008 from $1.1 million for the same quarter in 2007. This decrease was primarily due to an impairment charge taken on the Bank's investment in a mutual fund that invests primarily in agency and private label mortgage backed securities of $698,000. The market values of the fund's holdings have been steadily decreasing which has caused a corresponding decrease in the fund's net asset value. In addition, the fund has recently implemented a temporary prohibition on cash redemptions, lessening the ability of the Bank to dispose of its remaining $3.7 million investment in this asset. Based on these factors, the loss was considered to be other than temporary. The Company will continue to evaluate this investment to determine if additional write-downs will be necessary. The Company also experienced a reduction in net gain on sale of loans held-for-sale of $118,000, offset in part by increases in banking fees and service charges of $252,000 and other income of $7,000.

Non-interest expense increased by $47,000, or 1.6%, to $3.0 million for the quarter ended September 30, 2008 from $2.9 million for the same quarter in 2007. The increase was mainly due to increases in occupancy and equipment expense of $126,000 and data processing fees of $26,000, offset in part by decreases in compensation and benefit expense of $15,000, professional fees of $58,000 and other expense of $32,000.

Provision for income taxes increased by $59,000, or 6.7%, to $935,000 for the quarter ended September 30, 2008 compared to $876,000 expense for the same quarter in 2007. The primary reason for the increase was increased taxable income before income taxes.

The effective income tax rate was 38.8% for the quarter ended September 30, 2008 compared to 40.9% for the same period in 2007.

COMPARISON OF OPERATING RESULTS FOR THE TWELVE MONTHS ENDED
SEPTEMBER 30, 2008 AND 2007

Net interest income before provision for loan losses increased $1.0 million, or 6.0%, to $18.0 million for the twelve months ended September 30, 2008 from $17.0 million for the same period in 2007. The primary reasons for the increase was increased interest income of $578,000, or 2.1%, to $28.3 million for the twelve months ended September 30, 2008 from $27.7 million for the same period in 2007 and decreased interest expense of $438,000, or 4.1%, to $10.3 million for the twelve months ended September 30, 2008 from $10.7 million for the same period in 2007.

The average balance of net loans, including loans held-for-sale, increased $34.0 million, or 11.8%, to $322.4 million for the twelve months ended September 30, 2008 from $288.4 million for the same period in 2007. The Company continues to deploy repayments on its securities portfolio and net deposit inflows primarily into mortgage loan products. The total average balance of the Company's securities and other interest-earning assets decreased $8.6 million, or 8.9% to $87.6 million for the twelve months ended September 30, 2008 compared to $96.2 million for same period in 2007. The average yield on total interest-earning assets decreased 30 basis points to 6.91% for the twelve months ended September 30, 2008 from 7.21% for the same period in 2007. The average balance of interest-bearing deposits, which includes savings accounts, money market accounts, NOW accounts and certificates of deposit, increased $31.2 million, or 11.8%, to $294.6 million for the twelve months ended September 30, 2008 from $263.4 million for the same period in 2007. The average balance of borrowings, which includes short and long term FHLB of New York advances, decreased $7.4 million, or 25.3%, to $21.8 million for the twelve months ended September 30, 2008 from $29.2 million for the same period in 2007. The average cost of total interest-bearing liabilities decreased 42 basis points to 3.24% for the twelve months ended September 30, 2008 from 3.66% for the same period in 2007.

The loan loss provision increased $350,000, to $399,000 for the twelve months ended September 30, 2008 from $49,000 for the same period in 2007. The primary reasons for this increase were increased loan production in the one- to four-family mortgage loan, commercial real estate mortgage loan, construction mortgage loan and land mortgage loan portfolios, offset in part by a reduction in the multi-family mortgage loan portfolio.

Non-interest income decreased $432,000, or 13.8%, to $2.7 million for the twelve months ended September 30, 2008 from $3.1 million for the same period ended in 2007. The primary reason for the decrease was the other-than-temporary impairment charge of approximately $1.3 million, previously discussed, on the Bank's investment in a mutual fund, offset in part by increases in banking fees and service charges of $491,000, net gain on sale of mortgage loans of approximately $96,000 and other income of $261,000.

Non-interest expense decreased $2.6 million, or 18.7%, to $11.5 million for the twelve months ended September 30, 2008 from $14.1 million for the same period in 2007. The decrease is primarily due to expense reductions in compensation and fringe benefits of $2.9 million, professional fees of $225,000 and data processing fees of $26,000, offset in part by an increase in occupancy and equipment expense of $383,000 and other expense of $128,000.

Provision for income taxes increased $1.1 million, or 52.1%, to $3.3 million for the twelve months ended September 30, 2008 from $2.2 million for the same period in 2007. The primary reason for the increase is increased income before income taxes. The effective income tax rate was 37.3% for the twelve months ended September 30, 2008 compared to 36.2% for the same period in 2007.

STOCK REPURCHASE PROGRAMS

In March 2008 the Company's Board of Directors authorized a $3.0 million stock repurchase program. The Company completed this stock repurchase program on October 8, 2008 repurchasing 238,483 shares, at an average cost of $12.58 per share, with a total cost of approximately $3.0 million. The Company's Board of Directors authorized a $2.0 million stock repurchase program.

Brooklyn Federal Savings Bank operates five banking offices, two located in Brooklyn, one in Nassau County and two in Suffolk County, New York. The Bank opened its fifth banking office, located in Commack, Suffolk County, New York, on April 30, 2008. Additional financial data for the quarter and twelve months ended September 30, 2008 may be found in Brooklyn Federal Bancorp's Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.


                              FINANCIAL HIGHLIGHTS

                                                    At September 30,      At September 30,
                                                          2008                  2007
                                                    ----------------      ----------------
                                                                 (In thousands)
Selected Financial Condition Data:

Total assets................................        $     484,718         $     390,434
Cash and due from banks.....................                5,939                 5,398
Certificates of deposit.....................                1,397                 3,890
Securities available-for-sale...............                3,655                 4,601
Securities held-to-maturity.................               78,086                73,354
Loans held-for-sale.........................              134,171                59,153
Loans receivable, net.......................              239,149               225,467
Deposits....................................              343,891               287,155
Borrowings..................................               44,239                 9,271
Stockholders' equity........................               86,323                85,259




                                                      For the Three Months Ended            For the Twelve Months Ended
                                                    -------------------------------       -------------------------------
                                                    September 30,     September 30,       September 30,     September 30,
                                                       2008              2007                2008              2007
                                                    -------------     -------------       -------------     -------------
                                                    (In thousands, except per share data) (In thousands, except per share data)
Selected Operating Data:

Interest income..............................       $       7,759     $      6,672        $     28,314      $     27,736
Interest expense.............................               2,579            2,607              10,265            10,703
                                                    ---------------   --------------      ---------------   ---------------
    Net interest income before provision for
      loan losses............................               5,180            4,065              18,049            17,033
Provision for loan losses....................                 286               45                 399                49
                                                    ---------------   --------------      ---------------   ---------------
    Net interest income after provision for
      loan losses............................               4,894            4,020              17,650            16,984
Non-interest income..........................                 498            1,055               2,703             3,135
Non-interest expense.........................               2,980            2,933              11,454            14,091
                                                    ---------------   --------------      ---------------   ---------------
Income before income taxes...................               2,412            2,142               8,899             6,028
Provision for income taxes...................                 935              876               3,318             2,181
                                                    ---------------   --------------      ---------------   ---------------
    Net income...............................       $       1,477     $      1,266        $      5,581      $      3,847
                                                    ===============   ==============      ===============   ===============

    Basic earnings per common share..........       $        0.12     $       0.10        $       0.43      $       0.30
    Diluted earnings per common share........       $        0.12     $       0.10        $       0.43      $       0.29




                                                   At or For the Three Months Ended        At or For the Twelve Months Ended
                                                  ----------------------------------      -----------------------------------
                                                    September 30,     September 30,        September 30,      September 30,
                                                       2008              2007                 2008               2007
                                                    -------------     -------------        -------------      -------------


Selected Financial Ratios:

Performance Ratios:
Return on average assets (1).................             1.25%            1.28%                1.30%              0.96%
Return on average equity (1).................             6.86%            5.93%                6.49%              4.61%
Interest rate spread (2).....................             3.99%            3.42%                3.67%              3.55%
Net interest margin (1)(3)...................             4.60%            4.32%                4.40%              4.43%
Efficiency ratio (4).........................            52.48%           57.29%               55.19%             69.87%
Non-interest expense to
    average total assets (1).................             2.53%            2.97%                2.66%              3.50%
Average interest-earning assets to
    average interest-bearing liabilities.....           126.61%          132.70%              129.55%            131.40%

Asset Quality Ratios:
Non-performing assets as a percent of total
    assets...................................             0.42%            0.17%
Non-performing loans as a percent of
    total loans..............................             0.54%            0.23%
Allowance for loan losses as a percent of
total loans..................................             0.59%            0.63%

Other Data:
Number of full service offices...............             5                4                    5                  4

-------------------------------
(1) Ratio is annualized.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) Represents net interest income as a percent of average interest-earning assets for the period.
(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.

